Exhibit 23.2

PricewaterhouseCoopers LLP
One Lombard Place, Suite 2300
Winnipeg, Manitoba
Canada R3B 0X6
Telephone +1 (204) 926 2400
Facsimile +1 (204) 944 1020

February 25, 2004

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File no: 109123) of CanWest Media Inc. and the additional registrants identified therein of our auditors’ report dated November 10, 2004, except for note 22 which is as of November 18, 2004, and notes 1 and 23 which are as of February 23, 2005, relating to the consolidated financial statements of CanWest Media Inc., which appears in this Annual Report on Form 20-F. We also consent to the incorporation by reference in such Registration Statement of our Comments by Auditors on Canada-U.S. Reporting Differences dated November 10, 2004, except for note 22 which is as of November 18, 2004, and notes 1 and 23 which are as of February 23, 2005, which appears in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.